Exhibit 99

                        Southcoast Financial Corporation
                                  News Release
                  Southcoast Announces Real Estate Transactions

Mt. Pleasant, S.C., October 31, 2007 / PrimeNewswire / - Southcoast Financial Corporation (NASDAQ: SOCB), announced that it had entered into several real estate transactions related to its branch network. On October 26, 2007, the Company agreed to sell and lease back its Johns Island branch location. The sale will result in recognition of a gain of approximately $1.5 million for the Company. The Company will finance 90% of the purchase price for 15 years. The buyer will lease the property back to the Company for five years with the option to extend the lease for up to 15 years in five year increments. The closing is expected to occur on or before January 4, 2008.

On August 13, 2007, the Company entered into a contract to buy commercial real estate property in Hilton Head. The property includes a finished building suitable for a branch location. The purchase price of the property is $1,550,000, and closing on the property should occur on or before December 11, 2007. Acquisition of this property eliminated the Company's need for another piece of property it had previously acquired on Hilton Head Island as a future branch site. On October 23, 2007, the Company agreed to sell the unneeded real estate for $2,200,000. The Company estimates that the sale will result in the recognition of a gain of approximately $200,000. The closing, which is subject to a number of contingencies, is expected to occur on or before December 15, 2007.



SOURCE   Southcoast Financial Corporation
/ Contact L. Wayne Pearson, President and
  Chief Executive Officer, (843) 216-3019